EXHIBIT 99.1

Press Release

For Immediate Release

For Details Contact:		40W267 Keslinger Road
Edward J. Richardson	Robert J. Ben	PO BOX 393
Chairman and CEO	EVP & CFO	LaFox, IL 60147-0393 USA
Phone: (630) 208-2320	(630) 208-2203	(630) 208-2200 | Fax: (630) 208-2550

RICHARDSON ELECTRONICS REPORTS FIRST QUARTER RESULTS; DECLARES QUARTERLY CASH DIVIDEND

Q1 FY26 net sales increased YoY for the 5th consecutive quarter; led by a 52.2% YoY increase in semi-conductor wafer fab net sales

Generated $1.0 million of operating income and ended Q1 FY26 with positive operating cash flow for the 6th consecutive quarter

LaFox, IL, OCTOBER 8, 2025: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported financial results for its first quarter ended August 30, 2025. The Company also announced that its Board of Directors declared a $0.06 per share quarterly cash dividend.

“We are pleased with our solid first quarter fiscal 2026 results, reflecting the value we provide our global customers, the diversity of our end markets, and the hard work and commitment of our associates. Excluding Healthcare, which the majority of assets were sold in January 2025, net sales grew by 6.8%, led by strong year-over-year growth in our semiconductor wafer fab business. A more profitable sales mix, combined with our continued focus on controlling fixed costs, drove a significant improvement in operating income, that more than tripled from the prior year’s first quarter. We also generated positive operating cash flow for the sixth consecutive quarter,” said Edward J. Richardson, Chairman, CEO, and President.

“Our focus on driving growth and pursuing opportunities to enhance sales and profitability has provided a strong start to fiscal 2026. With a solid balance sheet, and a highly capable team, we are confident in our ability to deliver improved results this year,” concluded Mr. Richardson.

First Quarter Results

Net sales for the first quarter of fiscal 2026 were $54.6 million, a 1.6% increase from $53.7 million in the prior year’s first quarter. When excluding Healthcare, net sales increased 6.8% year-over-year.

Year-over-year net sales growth was due to higher sales in the Power and Microwave Technologies Group (PMT) and Canvys. As a result of the January 2025 Healthcare asset sale, the Healthcare segment has been consolidated into the PMT segment for the first quarter of fiscal 2026 and fiscal 2025. Sales for PMT increased $1.1 million, or 2.8% from the first quarter of fiscal 2025, as a result of higher demand from the Company’s semiconductor wafer fab customers and distributed electron tube products. When excluding Healthcare net sales, PMT net sales increased 10.5%. Canvys sales increased $0.6 million, or 8.3%, reflecting improved market conditions in Europe. GES sales declined by $0.8 million. Within GES, sales in the wind segment increased year-over-year but were offset mainly by the non-recurrence of a large EV Locomotive order that occurred in the prior fiscal year’s first quarter.

Backlog totaled $134.7 million at the end of the first quarter of fiscal 2026, versus $134.2 million at the end of fiscal 2025, primarily driven by increases in PMT and Canvys. Backlog in GES declined due to the timing of new orders, which can fluctuate quarter-to-quarter given the project-based nature of this segment. However, the GES sales pipeline remains healthy, supported by positive global demand and strong interest from both new and existing programs.

Gross margin for the first quarter was 31.0% of net sales, compared to 30.6% during the first quarter of fiscal 2025. PMT gross margin increased to 31.3%, compared to 30.1%, as a result of a favorable product mix and an improvement in manufacturing absorption. GES gross margin increased to 29.6%, from 29.4% also due to product mix. Canvys gross margin decreased to 30.9%, from 34.3% primarily due to product mix and higher freight costs.

Operating expenses were $16.0 million, compared to $16.1 million in the first quarter of fiscal 2025. As a percentage of net sales, operating expenses were 29.2% in the first quarter of fiscal 2026 versus 30.0% in the prior year’s first quarter. The decrease in operating expenses resulted from lower travel expenses.

Operating income was $1.0 million for the first quarter of fiscal 2026, compared to operating income of $0.3 million in the prior year’s first quarter. Other income for the first quarter of fiscal 2026, including interest income, foreign exchange, and other was $1.4 million, compared to other income of $0.3 million in the first quarter of fiscal 2025. The increase from the prior year’s first quarter was mainly due to a non-recurring gain of $0.9 million.

Income tax provision was $0.4 million for the first quarter of fiscal 2026, versus an income tax provision of less than $0.1 million in the prior year’s first quarter. The effective tax rate for the quarter was 18.1% compared to 9.0% in the first quarter of fiscal 2025.

Net income was $1.9 million for the first quarter of fiscal 2026, compared to $0.6 million in the first quarter of fiscal 2025. Earnings per common share (diluted) were $0.13 in the first quarter of fiscal 2026, compared to earnings per common share (diluted) of $0.04 in the first quarter of fiscal 2025.

EBITDA for the first quarter of fiscal 2026 was $3.3 million versus $1.7 million in the prior year’s first quarter.

The Company maintained a solid financial position and had cash and cash equivalents of $35.7 million as of August 30, 2025, versus $35.9 million as of May 31, 2025. Cash used during the first quarter of fiscal 2026 primarily related to the payment of dividends. The Company invested $1.0 million during the quarter in capital expenditures primarily related to its manufacturing business, facilities improvements, and IT systems, versus $0.9 million during last year’s first quarter.

As of the end of the first quarter of fiscal 2026, the Company had no outstanding debt on its revolving line of credit with PNC Bank. In addition, the Company has extended this Credit Agreement through October 6, 2028, with similar terms and a $20 million borrowing limit.

CASH DIVIDEND DECLARED

The Board of Directors of Richardson Electronics declared a $0.06 quarterly cash dividend per share to holders of common stock and a $0.054 cash dividend per share to holders of Class B common stock. The dividend will be payable on November 26, 2025, to common stockholders of record as of November 7, 2025.

NON-GAAP FINANCIAL MEASURE

In addition to the results reported in accordance with generally accepted accounting principles in the United States (GAAP) included throughout this press release, the Company has provided information regarding “EBITDA” (a “non-GAAP financial measure”). This non-GAAP financial measure reflects earnings before interest, income tax, depreciation and amortization expenses. Detailed reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in this press release.

Management believes that the disclosure of this non-GAAP financial measure provides useful information to investors in assessing the Company’s financial performance excluding items that are not considered by the Company to be indicative of the Company’s ongoing results. Our management uses this non-GAAP financial measure along with the most directly comparable GAAP financial measure in evaluating our financial performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measure presented herein, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. The non-GAAP financial measure incorporated herein is not intended to be used as a substitute for the related GAAP measurements. The non-GAAP financial measure should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.

CONFERENCE CALL INFORMATION

The Company will host a conference call and question-and-answer session on Thursday, October 9, 2025, at 9:00 a.m. Central Time, to discuss its first quarter fiscal 2026 results.

Participants may register for the call here. While not required, it is recommended you join 10 minutes prior to the event start. A replay of the call will be available beginning at 1:00 p.m. Central Time on October 10, 2025, for seven days. Registration instructions are also on our website at www.rell.com.

In addition, the webcast link is available here.

FORWARD-LOOKING STATEMENTS

This release includes certain “forward-looking” statements as defined by the Securities and Exchange Commission. Statements in this press release regarding the Company’s business that are not historical facts represent “forward-looking” statements that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” in the Company’s Annual Report on Form 10-K filed on August 4, 2025, and other reports we file with the Securities and Exchange Commission. The Company assumes no responsibility to update the “forward-looking” statements in this release as a result of new information, future events or otherwise.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a leading global manufacturer of engineered solutions, green energy products, power grid and microwave tubes, and related consumables; power conversion and RF and microwave components including green energy solutions; tubes for diagnostic imaging equipment; and customized display solutions.

More than 55% of our products are manufactured in LaFox, Illinois, Marlborough, Massachusetts, or Donaueschingen, Germany, or by one of our manufacturing partners throughout the world. All our partners manufacture to our strict specifications and per our Supplier Code of Conduct. We serve customers in alternative energy, healthcare, aviation, broadcast, communications, industrial, marine, medical, military, scientific, and semiconductor markets. The Company’s strategy is to provide specialized technical expertise and “engineered solutions” based on our core engineering and manufacturing capabilities. The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing, logistics, and aftermarket technical service and repair through its global infrastructure. More information is available at www.rell.com.

Richardson Electronics’ common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.

Richardson Electronics, Ltd.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	Unaudited	Audited
	August 30, 2025	May 31, 2025
Assets
Current assets:
Cash and cash equivalents	$35,654	$35,901
Accounts receivable, less allowance for credit losses of $301 and $250, respectively	27,039	24,117
Inventories, net	104,635	102,799
Prepaid expenses and other assets	2,948	3,070
Total current assets	170,276	165,887
Non-current assets:
Property, plant and equipment, net	18,439	18,355
Intangible assets, net	330	345
Right of use lease assets	2,026	2,276
Deferred income tax assets	8,695	8,744
Other non-current assets	301	228
Total non-current assets	29,791	29,948
Total assets	$200,067	$195,835
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$23,172	$21,339
Accrued liabilities	14,360	14,276
Lease liabilities current	1,167	1,171
Total current liabilities	38,699	36,786
Non-current liabilities:
Deferred income tax liabilities	83	81
Lease liabilities non-current	859	1,105
Other non-current liabilities	1,058	1,204
Total non-current liabilities	2,000	2,390
Total liabilities	40,699	39,176
Commitments and contingencies
Stockholders’ Equity
Common stock, $0.05 par value; 12,444 and 12,362 shares issued and outstanding on August 30, 2025 and May 31, 2025, respectively	622	618
Class B common stock, convertible, $0.05 par value; 2,049 shares issued and outstanding on August 30, 2025 and May 31, 2025	102	102
Additional paid-in-capital	75,044	74,445
Retained earnings	80,392	79,340
Accumulated other comprehensive income	3,208	2,154
Total stockholders' equity	159,368	156,659
Total liabilities and stockholders’ equity	$200,067	$195,835

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three Months Ended
	August 30, 2025	August 31, 2024
Net sales	$54,607	$53,725
Cost of sales	37,678	37,299
Gross profit	16,929	16,426
Selling, general and administrative expenses	15,961	16,112
Gain on disposal of property, plant and equipment	—	2
Operating income	968	316
Other income (expense):
Interest income	169	58
Foreign exchange gain	289	277
Other, net	904	(3)
Total other income	1,362	332
Income before income taxes	2,330	648
Income tax provision	421	58
Net income	1,909	590
Foreign currency translation gain, net of tax	1,054	636
Comprehensive income	$2,963	$1,226

Net income per share:
Common stock - Basic	$0.13	$0.04
Class B common stock - Basic	0.12	0.04
Common stock - Diluted	0.13	0.04
Class B common stock - Diluted	0.12	0.04

Weighted average number of shares:
Common stock – Basic	12,393	12,200
Class B common stock – Basic	2,049	2,049
Common stock – Diluted	12,544	12,431
Class B common stock – Diluted	2,049	2,049

Richardson Electronics, Ltd.

Unaudited Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	August 30, 2025	August 31, 2024
Operating activities:
Net income	$1,909	$590
Adjustments to reconcile net income to cash provided by operating activities:
Unrealized foreign currency gain	(511)	(382)
Depreciation and amortization	971	1,044
Inventory provisions	102	139
Share-based compensation expense	641	593
Gain on disposal of property, plant and equipment	—	(2)
Deferred income taxes	49	(58)
Change in assets and liabilities:
Accounts receivable	(2,654)	(5,858)
Inventories	(578)	(124)
Prepaid expenses and other assets	60	(29)
Accounts payable	1,626	4,164
Accrued liabilities	(150)	(95)
Other	(98)	430
Net cash provided by operating activities	1,367	412
Investing activities:
Capital expenditures	(1,025)	(926)
Proceeds from sale of property, plant and equipment	—	7
Net cash used in investing activities	(1,025)	(919)
Financing activities:
Proceeds from issuance of common stock	61	144
Cash dividends paid on common and Class B common stock	(857)	(850)
Proceeds from revolving credit facility	—	1,000
Repayment of revolving credit facility	—	(1,000)
Other	(99)	(162)
Net cash used in financing activities	(895)	(868)
Effect of exchange rate changes on cash and cash equivalents	306	147
Decrease in cash and cash equivalents	(247)	(1,228)
Cash and cash equivalents at beginning of period	35,901	24,263
Cash and cash equivalents at end of period	$35,654	$23,035

Richardson Electronics, Ltd.

Unaudited Net Sales and Gross Profit

For the First Quarter of Fiscal 2026 and 2025

($ in thousands)

By Strategic Business Unit

Net Sales

	Three Months Ended		FY26 vs. FY25
	August 30, 2025	August 31, 2024	% Change
PMT	$39,069	$38,001	2.8%
GES	7,263	8,086	-10.2%
Canvys	8,275	7,638	8.3%
Total	$54,607	$53,725	1.6%

Gross Profit

	Three Months Ended
	August 30, 2025	% of Net Sales	August 31, 2024	% of Net Sales
PMT	$12,226	31.3%	$11,431	30.1%
GES	2,150	29.6%	2,374	29.4%
Canvys	2,553	30.9%	2,621	34.3%
Total	$16,929	31.0%	$16,426	30.6%

Richardson Electronics, Ltd.

Unaudited Reconciliation Between GAAP and Non-GAAP Financial Measures

For the First Quarter of Fiscal 2026 and 2025

($ in thousands)

EBITDA

	Three Months Ended
	August 30, 2025	August 31, 2024
Net income	$1,909	$590
Income tax expense	421	58
Depreciation & amortization	971	1,044
EBITDA	$3,301	$1,692